Filed Pursuant to Rule 433

Registration Statement No. 333-258499

Pricing Term Sheet

November 9, 2021

Aptiv PLC

$1,500,000,000 3.100% Senior Notes due 2051

Pricing Supplement dated November 9, 2021 (this “Pricing Term Sheet”) to the Preliminary Prospectus Supplement dated November 9, 2021 (the “Preliminary Prospectus Supplement”) of Aptiv PLC.

This Pricing Term Sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement. The information in this Pricing Term Sheet supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent it is inconsistent with the information in the Preliminary Prospectus Supplement. Capitalized terms used in this Pricing Term Sheet but not defined have the meanings given them in the Preliminary Prospectus Supplement.

Issuer:	Aptiv PLC

Title of Security:	3.100% Senior Notes due 2051

Principal Amount:	$1,500,000,000

Maturity:	December 1, 2051

Coupon:	3.100%

Issue Price:	97.814%

Yield to Maturity:	3.214%

Spread to Benchmark Treasury:	+140 bps

Benchmark Treasury:	UST 2.375% due May 15, 2051

Benchmark Treasury Price and Yield:	112-24+ and 1.814%

Interest Payment Dates:	June 1 and December 1, commencing June 1, 2022

Record Dates:	May 15 and November 15

Redemption Provisions:

Make-Whole Call:	Prior to June 1, 2051, at the Treasury Rate plus 25 basis points, plus accrued and unpaid interest, if any.

Par Call:	On or after June 1, 2051, at 100% of the principal amount, plus accrued and unpaid interest thereon to, but not including, the redemption date.

Trade Date:	November 9, 2021

Settlement Date:

November 23, 2021 (T+9)

We expect that delivery of the notes will be made against payment therefor on or about the ninth business day following the date of pricing of the notes (this settlement cycle being referred to as “T+9”). Under Rule 15c6-1 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next seven succeeding business days will be required, by virtue of the fact that the notes initially will settle in T+9, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

Anticipated Ratings*:	Baa2 (s) / BBB (s) / BBB (s)

CUSIP:	03835VAJ5

ISIN:	US03835VAJ52

Minimum Denomination:	$2,000 and integral multiples of $1,000 in excess thereof

Joint Book-Running Managers:	J.P. Morgan Securities LLC Citigroup Global Markets Inc. Goldman Sachs & Co. LLC

Senior Co-Managers:	Barclays Capital Inc. BNP Paribas BofA Securities, Inc. Deutsche Bank Securities Inc.

Co-Managers:

MUFG Securities Americas Inc.

SG Americas Securities, LLC

SMBC Nikko Securities America, Inc.

TD Securities (USA) LLC

Truist Securities, Inc.

UniCredit Capital Markets LLC

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling or emailing, as applicable, (1) J.P. Morgan Securities LLC collect at 1-212-834-4533, (2) Citigroup Global Markets Inc. at 1-800-831-9146 and (3) Goldman Sachs & Co. LLC at (866) 471-2526.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg email or another communication system.